UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2008

Kensey Nash Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27120	36-3316412
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

735 Pennsylvania Drive, Exton, Pennsylvania 19341

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 713-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2008, Wendy F. DiCicco, C.P.A, the Chief Financial Officer of Kensey Nash Corporation (the “Company”), submitted her resignation to pursue other opportunities. Ms. DiCicco’s resignation as Chief Financial Officer (as which she served as both the principal financial officer and principal accounting officer of the Company) will be effective on November 15, 2008, after the filing of the Company’s Form 10-Q for the fiscal quarter ending September 30, 2008.

Ms. DiCicco’s resignation does not entitle her to receive any severance benefits under her employment agreement with the Company. However, the Company, in order to retain certain enhanced restrictive covenants, as well as to obtain a repayment provision for violation of any such covenants and a general release of claims, entered into a Separation and General Release Agreement (the “Agreement”) with Ms. DiCicco. Among other things, the Agreement provides for (1) a cash severance payment equal to $223,800, less applicable withholdings, to be paid over a period of 12 months; (2) a lump sum bonus payment equal to $51,200 to be paid no later than November 30, 2008; (3) accelerated vesting of options to purchase 16,000 shares of the Company’s common stock; and (4) the total of options to purchase 53,000 shares of the Company’s common stock, which includes the acceleration, shall remain exercisable for a period of 12 months following her termination. Pursuant to the Agreement, Ms. DiCicco will be subject to one-year non-competition and non-solicitation provisions, in addition to certain other restrictive covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

By:	/s/ Joseph W. Kaufmann
Joseph W. Kaufmann
Chief Executive Officer

Dated: October 24, 2008

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